UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                              ECLIPSYS CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    278856109
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE CORPORATION
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               AND COMMUNICATIONS)

                                  JUNE 25, 2002
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

278856109                                                   Page   2 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ATLANTIC PARTNERS, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

278856109                                                   Page   3 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ATLANTIC PARTNERS 28, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page   4 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ATLANTIC PARTNERS 38, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page   5 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ATLANTIC PARTNERS 47, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page   6 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ATLANTIC PARTNERS 48, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page   7 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GENERAL ATLANTIC PARTNERS 74, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page   8 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP COINVESTMENT PARTNERS, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page   9 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP COINVESTMENT PARTNERS II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page  10 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPSTAR, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

278856109                                                   Page  11 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO GMBH & CO. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  GERMANY
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

278856109                                                   Page  12 of 15 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO MANAGEMENT GMBH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a)     [X]

                                                                (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  GERMANY
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                                ------------------------------------------------
          NUMBER OF             8       SHARED VOTING POWER
           SHARES
         BENEFICIALLY                   7,744,556
        OWNED BY EACH           ------------------------------------------------
          REPORTING             9       SOLE DISPOSITIVE POWER
           PERSON
             WITH                       -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        7,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  17.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

278856109                                                   Page  13 of 15 Pages


ITEM 1.  SECURITY AND ISSUER.

This Amendment No. 3 (this "Amendment") to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated as of August 21, 1998 (the "Original 13D"), as amended by Amendment No. 1 thereto, dated as of April 7, 2000, and Amendment No. 2 thereto, dated as of November 20, 2001, with respect to the shares of Common Stock, par value $0.01 per share (the "Common Stock") of Eclipsys Corporation, a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Original 13D.

This Amendment is filed by the undersigned to report the transfer of 1,459 shares of Common Stock by GAP Coinvestment Partners II, L.P. to its affiliate (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), GAPCO GmbH & Co. KG. Such transfer is more fully described in Items 3 and 5(c) below.

ITEM 2.  IDENTITY AND BACKGROUND.

Item 2 is hereby amended and restated in its entirety as follows:

This statement is being filed by a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The members of the group are General Atlantic Partners, LLC, a Delaware limited liability company ("GAP"), General Atlantic Partners 28, L.P., a Delaware limited partnership ("GAP 28"), General Atlantic Partners 38, L.P., a Delaware limited partnership ("GAP 38"), General Atlantic Partners 47, L.P., a Delaware limited partnership ("GAP 47"), General Atlantic Partners 48, L.P., a Delaware limited partnership ("GAP 48"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP 74"), GAP Coinvestment Partners, L.P., a New York limited partnership ("GAPCO"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAPCO II"), GapStar, LLC, a Delaware limited liability company ("GapStar"), GAPCO GmbH & Co. KG, a German limited partnership ("KG"), and GAPCO Management GmbH, a German corporation ("GmbH Management" and, collectively with GAP, GAP 28, GAP 38, GAP 47, GAP 48, GAP 74, GAPCO, GAPCO II, GapStar and KG, the "Reporting Persons"). The Reporting Persons (other than KG and GmbH Management) are located at 3 Pickwick Plaza, Greenwich, Connecticut 06830. KG and GmbH Management are located c/o General Atlantic Partners GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany. Each of the Reporting Persons is engaged in acquiring, holding and disposing of interests in various companies for investment purposes. The general partner of each of GAP 28, GAP 38, GAP 47, GAP 48 and GAP 74 is GAP. GAP is also the Managing Member of GapStar. GmbH Management is the general partner of KG. The managing members of GAP are Steven
A. Denning, Peter L. Bloom, Peter Currie, Mark F. Dzialga, Erik Engstrom, Klaus Esser, William E. Ford, William O. Grabe, David C. Hodgson, Braden R. Kelly, Rene M. Kern, William J. Lansing, Matthew Nimetz, Clifton S. Robbins, Franchon
M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong (collectively, the "GAP Managing Members"). The GAP Managing Members (other than Mr. Esser) are also the general partners of GAPCO and GAPCO II. Messrs. Denning and Kelly serve on the Board of Directors of the Company. The business address of each of the GAP Managing Members (other than Messrs. Esser, Currie, Kelly, Kern, Lansing, Wendelstadt and Wong) is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Mr. Esser is Koenigsallee 62, 40212 Duesseldorf, Germany. The business address of Messrs. Kern and Wendelstadt is 83 Pall Mall, Sixth Floor, London SW1Y 5ES, United Kingdom. The business address of Messrs. Currie, Kelly and Lansing is 228 Hamilton Avenue, Palo Alto, California 94301. The business address of Mr. Wong is 24 Raffles Place, 29-04 Clifford Center, Singapore 04862. Messrs. Esser, Kern and Wendelstadt are citizens of Germany; Mr. Engstrom is a citizen of Sweden; and Mr. Wong is a citizen of Singapore. The present principal occupation or employment of each of the GAP Managing Members is as a managing member of GAP. Each of the GAP Managing Members, other than Messrs. Engstrom, Esser, Kern, Wendelstadt and Wong, is a citizen of the United States.

None of the Reporting Persons and none of the above individuals has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction or subject to any judgment, decree or final order finding any violation of federal or state securities laws or enjoining future violations of, or prohibiting or mandating activities subject to, such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

As described in Item 5(c) below, KG purchased an aggregate of 1,459 shares of Common Stock of the Company from GAPCO II on June 25, 2002 for an aggregate purchase price of $18,983.74. The funds used to purchase such Common Stock were obtained from contributions from partners of KG.

ITEM 4.  PURPOSE OF TRANSACTION.

No change.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUES.

Item 5 is hereby amended and restated in its entirety as follows:

         (a) As of the date hereof, GAP, GAP 28, GAP 38, GAP 47, GAP 48, GAP 74, GAPCO, GAPCO II, GapStar, KG and GmbH Management each own of record no shares of Common Stock, 1,052,661 shares of Common Stock, 3,708,594 shares of Common Stock, 504,674 shares of Common Stock, 403,883 shares of Common Stock, 788,687 shares of Common Stock, 1,114,744 shares of Common Stock, 109,854 shares of Common Stock, 60,000 shares of Common Stock, 1,459 shares of Common Stock and no shares of Common Stock respectively, or 0.0%, 2.4%, 8.3%, 1.1%, 0.9%, 1.8%, 2.5%,
                  0.3%, 0.1%, 0.0% and 0.0% respectively, of the Company's issued and outstanding shares of Common Stock.

278856109                                                   Page  14 of 15 Pages

By virtue of the fact that (i) the GAP Managing Members (other than Mr. Esser) are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, (ii) GAP is the general partner of GAP 28, GAP 38, GAP 47, GAP 48 and GAP 74, and the managing member of GapStar and (iii) the GAP Managing Members are authorized and empowered to vote and dispose of the securities owned by KG, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each owns of record. Accordingly, as of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 7,744,556 shares of Common Stock or 17.4% of the Company's issued and outstanding shares of Common Stock.

         (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 7,744,556 shares of Common Stock that may be deemed to be owned beneficially by each of them.

         (c) On June 25, 2002, GAPCO II transferred an aggregate of 1,459 shares of Common Stock of the Company to KG for an aggregate purchase price of $18,983.74. Except as set forth herein, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph (a), none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the last 60 days.

         (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

         (e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

No change.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

         Exhibit 1: Agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

         Exhibit 2: Power of Attorney, dated January 7, 2002, appointing Thomas J. Murphy Attorney-In-Fact for GAP.

         Exhibit 3: Power of Attorney, dated January 7, 2002, appointing Thomas J. Murphy Attorney-In-Fact for GAPCO.

         Exhibit 4: Power of Attorney, dated January 7, 2002, appointing Thomas J. Murphy Attorney-In-Fact for GAPCO II.

278856109                                                   Page  15 of 15 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of June 27, 2002

GENERAL ATLANTIC PARTNERS, LLC          GENERAL ATLANTIC PARTNERS 47, L.P.

                                        By: General Atlantic Partners, LLC,
By: /s/ Thomas J. Murphy                    Its General Partner
    -------------------------
Name:  Thomas J. Murphy
Title: Attorney-In-Fact                 By:  /s/ Thomas J. Murphy
                                             ------------------------
                                             Name:   Thomas J. Murphy
                                             Title:  Attorney-In-Fact


GENERAL ATLANTIC PARTNERS 28, L.P.      GENERAL ATLANTIC PARTNERS 48, L.P.

By:  General Atlantic Partners, LLC,    By: General Atlantic Partners, LLC,
     Its general partner                    Its general partner

By: /s/ Thomas J. Murphy                By: /s/ Thomas J. Murphy
    -------------------------               -------------------------
Name:  Thomas J. Murphy                     Name:    Thomas J. Murphy
Title: Attorney-In-Fact                     Title:   Attorney-In-Fact


GENERAL ATLANTIC PARTNERS 38, L.P.      GENERAL ATLANTIC PARTNERS 74, L.P.

By: General Atlantic Partners, LLC,     By: General Atlantic Partners, LLC,
Its general partner                         Its general partner

By: /s/ Thomas J. Murphy                By: /s/ Thomas J. Murphy
    -------------------------               -------------------------
Name:  Thomas J. Murphy                     Name:    Thomas J. Murphy
Title: Attorney-In-Fact                     Title:   Attorney-In-Fact


GAP COINVESTMENT PARTNERS, L.P.         GAP COINVESTMENT PARTNERS II, L.P.

By: /s/ Thomas J. Murphy                By: /s/ Thomas J. Murphy
    -------------------------               -------------------------
Name:  Thomas J. Murphy                     Name:    Thomas J. Murphy
Title: Attorney-In-Fact                     Title:   Attorney-In-Fact


GAPSTAR, LLC

By: General Atlantic Partners, LLC, Its managing member

By: /s/ Thomas J. Murphy
    -------------------------
Name:  Thomas J. Murphy
Title: Attorney-In-Fact


GAPCO GMBH & CO. KG

By:  GAP Management GmbH, Its general partner

By: /s/ Thomas J. Murphy
    -------------------------
Name:  Thomas J. Murphy
Title: Procuration Officer


GAPCO MANAGEMENT GMBH

By: /s/ Thomas J. Murphy
    -------------------------
Name:  Thomas J. Murphy
Title: Procuration Officer